Exhibit (a)(1)

DESIGNATED EVENT COMPANY NOTICE AND OFFER TO PURCHASE

SanDisk Corporation

Any and all of its outstanding

1.5% Convertible Senior Notes due 2017

(CUSIP 80004CAD3, ISIN US80004CAD39)

0.5% Convertible Senior Notes due 2020

(CUSIP 80004CAF8, ISIN US80004CAF86)

The tender offer will expire at 11:59 p.m., New York City time, on June 9, 2016, unless extended by SanDisk Corporation (such date, as the same may be extended, the “Expiration Date”). Holders of the Notes (as defined below) must validly tender their Notes, and not validly withdraw their Notes, at or prior to the Expiration Date to be eligible to receive the Designated Event Repurchase Price (as defined below). Notes tendered may be withdrawn at any time prior to the Expiration Date.

SanDisk Corporation, a Delaware corporation (the “Company” or “SanDisk”), in accordance with the Indentures (as defined herein), hereby provides this Designated Event Company Notice and Offer to Purchase (as such notice and offer may be amended or supplemented, this “Notice”) to the holders (each, a “Holder”) of the 1.5% Convertible Senior Notes due 2017 (the “2017 Notes”) of the Company and the 0.5% Convertible Senior Notes due 2020 (the “2020 Notes” and, together with the 2017 Notes, the “Notes”). This Notice is being provided in connection with the merger (the “Merger”) of a subsidiary of Western Digital Corporation (“Parent” or “Western Digital”) with and into the Company, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 21, 2015, by and among the Company, Western Digital, Western Digital Technologies, Inc. (“WDT”), a wholly owned subsidiary of Western Digital, and Schrader Acquisition Corporation, a direct wholly owned subsidiary of WDT. The effective date of the Merger was May 12, 2016 (the “Effective Date”). On the Effective Date, each outstanding share of the Company’s common stock, par value $0.001 per share (“Company common stock”), was converted into the right to receive 0.2387 shares of Western Digital’s common stock, par value $0.01 per share (“Parent common stock”) and $67.50 (such cash and stock, the “Reference Property”). The Merger constituted both a “Designated Event” and a “Fundamental Change” under the Indentures relating to the Notes.

Each Holder has, subject to certain conditions, the right to:

•	in connection with the Designated Event, require the Company to purchase (the “Purchase Right”) for cash all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $2,000 or an integral multiple of $1,000 in excess thereof, on June 10, 2016 (as such date may be extended, the “Designated Event Repurchase Date”) at a purchase price equal to 100% of the principal amount of such Notes or such portion of the principal amount of Notes, as applicable, plus accrued and unpaid interest, if any, thereon up to but excluding the Designated Event Repurchase Date (the “Designated Event Repurchase Price”);

•	in connection with the Fundamental Change, elect to convert its Notes into cash and shares of Parent common stock at a conversion rate of:

•	with respect to the 2017 Notes, 20.8004 units of Reference Property, corresponding to 4.9651 shares of Parent common stock and $1,404.03 per $1,000 principal amount of 2017 Notes (the “2017 Make-Whole Conversion Rate”); and

•	with respect to the 2020 Notes, 13.7726 units of Reference Property, corresponding to 3.2875 shares of Parent common stock and $929.65 per $1,000 principal amount of 2020 Notes (the “2020 Make-Whole Conversion Rate”)

(collectively, the “Make-Whole Conversion Right”).

The 2017 Make-Whole Conversion Rate is based on an increase of 1.0702 to the conversion rate for the 2017 Notes and the 2020 Make-Whole Conversion Rate is based on an increase of 2.8720 to the conversion rate for the 2020 Notes, in each case calculated based on an “Effective Date” of May 12, 2016 and “Stock Price” of $75.67 (each as defined in the Indentures).

A conversion of Notes will be deemed to be “in connection with” the Fundamental Change if the relevant notice of conversion is received by the Conversion Agent (as defined herein) during the period from, and including March 8, 2016 until the Designated Event Repurchase Date; or

•	following the Designated Event Repurchase Date, retain all of such Holder’s Notes, or any portion of the principal amount thereof not surrendered in connection with the Purchase Right or converted in connection with the Make-Whole Conversion Right, through:

•	with respect to the 2017 Notes, August 15, 2017 (the “2017 Maturity Date”), maintaining the right to convert the 2017 Notes with a conversion rate of 19.7302 units of Reference Property, corresponding to 4.7096 shares of Parent common stock and $1,331.79, per $1,000 principal amount of 2017 Notes (the “2017 Conversion Rate”) in accordance with, and subject to adjustment pursuant to, the terms of the 2017 Indenture (as defined herein); and

•	with respect to the 2020 Notes, October 15, 2020 (the “2020 Maturity Date”), maintaining the right to convert the 2020 Notes with a conversion rate of with a conversion rate of 10.9006 units of Reference Property, corresponding to 2.6020 shares of Parent common stock and $735.79, per $1,000 principal amount of 2020 Notes (the “2020 Conversion Rate”) in accordance with, and subject to adjustment pursuant to, the terms of the 2020 Indenture (as defined herein).

in each case, as more fully described herein. Settlement of any conversions will be on a net share basis, as described under “Important Information Concerning The Purchase Right And Make-Whole Conversion Right—Make-Whole Conversion Right.”

This Notice is being made pursuant to the Indenture dated as of August 25, 2010 with respect to the 2017 Notes between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) as amended, supplemented or otherwise modified from time to time, including by the First Supplemental Indenture to the 2017 Indenture, dated May 12, 2016, among the Company, the Trustee and Parent (the “2017 Indenture”) and the Indenture dated as of October 29, 2013 with respect to the 2020 Notes between the Company and the Trustee as amended, supplemented or otherwise modified from time to time, including by the First Supplemental Indenture to the 2020 Indenture, dated May 12, 2016, among the Company, the Trustee and Parent (the “2020 Indenture” and, together with the 2017 Indenture, the “Indentures”).

Holders may surrender, and the Company will accept, Notes for purchase until 11:59 p.m., New York City time, on the Expiration Date. The Company will deposit with Global Bondholder Services Corporation (the “Information Agent and Tender Agent”), on or prior to 11:00 a.m., New York City time, on the Designated Event Repurchase Date, an amount of money sufficient to purchase all of the Notes to be purchased at the Designated Event Repurchase Price.

If you wish to convert your Notes, you should not surrender your Notes pursuant to the Purchase Right.

Additional copies of this Notice may be obtained from the Information Agent and Tender Agent at its address set forth below. The Bank of New York Mellon Trust Company, N.A. in its role as Trustee, paying agent (the “Paying Agent”) and conversion agent under each of the Indentures (the “Conversion Agent”) is not responsible for any determinations or calculations made with respect to the Make-Whole Conversion Rate or the Conversion Rate (each as defined in the Indentures). All such determinations or calculations have been made by the Company, and The Bank of New York Mellon Trust Company, N.A. is entitled to rely conclusively on all such determinations and calculations. Neither the Information Agent and Tender Agent, the Trustee, the Paying Agent nor the

Conversion Agent makes any representation with respect to the accuracy or adequacy of the information contained in this Notice. The accuracy and adequacy of this Notice and the information contained herein are the sole responsibility of the Company.

Trustee and Conversion Agent

The Bank of New York Mellon Trust Company, N.A.

c/o BNY Mellon

Issuer and Loan Services – Client Service Delivery

Corporate Trust-Reorg

111 Sanders Creek PKWY

East Syracuse, N.Y. 13057/AIM 130-0222

Attn: Dacia Jones

Information Agent and Tender Agent

Global Bondholder Services Corporation

65 Broadway—Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free: 866-470-4300

By facsimile:

(For Eligible Institutions only):

(212) 430-3775/3779

Confirmation:

(212) 430-3774

The date of this Notice is May 12, 2016.

Designated Event; Fundamental Change

The consummation of the Merger constituted both a “Designated Event” and a “Fundamental Change,” each as defined in the applicable Indenture.

In connection with the Designated Event, and as more fully described herein, each Holder has, subject to certain conditions, the right, by giving notice, to require the Company to purchase all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $2,000 or an integral multiple of $1,000 in excess thereof, at a price equal to 100% of the principal amount of such Notes or such portion of the principal amount of Notes, as applicable, plus accrued and unpaid interest to, but excluding, the Designated Event Repurchase Date, which equals approximately $1,004.79 for each $1,000 in principal amount of 2017 Notes and $1,000.76 for each $1,000 in principal amount of 2017 Notes.

As more fully described herein, the conversion rate of the Notes will be, if converted in connection with the Fundamental Change:

•	with respect to the 2017 Notes, 20.8004 units of Reference Property, corresponding to 4.9651 shares of Parent common stock and $1,404.03, per $1,000 principal amount of 2017 Notes; and

•	with respect to the 2020 Notes, 13.7726 units of Reference Property, corresponding to 3.2875 shares of Parent common stock and $929.65, per $1,000 principal amount of 2020 Notes.

A conversion of Notes will be deemed to be “in connection with” the Fundamental Change if the relevant notice of conversion is received by the Conversion Agent (as defined herein) during the period from, and including March 8, 2016, until the Designated Event Repurchase Date (the “Make-Whole Conversion Period”).

If a holder does not convert its Notes during the Make-Whole Conversion Period and thus does not convert its Notes “in connection with” the Fundamental Change, the conversion rate of the Notes will be:

•	with respect to the 2017 Notes, 19.7302 units of Reference Property, corresponding to 4.7096 shares of Parent common stock and $1,331.79, per $1,000 principal amount of 2017 Notes in accordance with, and subject to adjustment pursuant to, the terms of the 2017 Indenture; and

•	with respect to the 2020 Notes, 10.9006 units of Reference Property, corresponding to 2.6020 shares of Parent common stock and $735.79, per $1,000 principal amount of 2020 Notes in accordance with, and subject to adjustment pursuant to, the terms of the 2020 Indenture.

Settlement of any conversions will be on a net share basis, as described under “Important Information Concerning The Purchase Right And Make-Whole Conversion Right—Make-Whole Conversion Right.”

Purchase Right

The Company hereby offers, upon the terms and subject to the conditions set forth in this Notice, to purchase for cash any and all of its outstanding Notes. Notes accepted for payment pursuant to the Purchase Right will be accepted only in minimum principal amounts of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will pay the Designated Event Repurchase Price for each $1,000 principal amount of Notes accepted for purchase pursuant to the Purchase Right. No tenders will be valid if submitted after the Expiration Date.

Alternatives to the Purchase Right

Exercise Your Make-Whole Conversion Right. During the Make-Whole Conversion Period, the Notes are convertible into cash and Parent common stock at the 2017 Make-Whole Conversion Rate or 2020 Make-Whole Conversion Rate, as applicable. The 2017 Make-Whole Conversion Rate represents the right to convert the 2017 Notes at a conversion rate of 20.8004 units of Reference Property, corresponding to 4.9651 shares of Parent common stock and $1,404.03, per $1,000 principal amount of 2017 Notes. The 2020 Make-Whole Conversion Rate represents the right to convert the 2020 Notes a conversion rate of 13.7726 units of Reference Property, corresponding to 3.2875 shares of Parent common stock and $929.65, per $1,000 principal amount of 2020 Notes.

The conversion rate of the Notes will revert from the Make-Whole Conversion Rate to the Conversion Rate after June 9, 2016, the day immediately prior to the Designated Event Repurchase Date.

Assuming the market price of Western Digital common stock is $36.74 (its closing price as reported on Nasdaq on May 11, 2016) throughout the observation period during which the conversion consideration will be calculated following Holders’ elections to convert, then the consideration received by Holders would be, with respect to the 2017 Notes, 1.8360 shares of Parent common stock and $1,519.00 per $1,000 principal amount of 2017 Notes, and with respect to the 2020 Notes, 0.1580 shares of Parent common stock and $1,044.60 per $1,000 principal amount of 2020 Notes.

Settlement of any conversions will be on a net share basis, as described under “Important Information Concerning The Purchase Right And Make-Whole Conversion Right—Make-Whole Conversion Right.” Cash will be paid in lieu of any fractional shares of Parent common stock included in the consideration received by converting Holders.

Holders who convert their Notes, or who surrender their Notes for purchase pursuant to the Purchase Right, will, upon conversion or purchase, as applicable, cease to have any rights with respect to such Notes converted or purchased (other than as provided in this Notice), including the right to receive interest or principal thereon.

Retain Your Notes. If a Holder decides to retain its Notes, then such Holder will retain the right to convert its Notes, subject to the terms and conditions of the applicable Indenture. Such Holder will also retain the right to receive interest payments on the Notes until the Notes mature pursuant to the terms of the applicable Indenture. The stated maturity of the 2017 Notes is August 15, 2017. The stated maturity of the 2020 Notes is October 15, 2020. The market value of the both the 2017 Notes and the 2020 Notes, as of 4:00 p.m., New York City time, on May 11, 2016, as reported on the trade reporting and compliance engine (“TRACE”), was greater than the Designated Event Repurchase Price. We cannot assure you as to your ability to sell your Notes or the price at which you would be able to sell such Notes. Holders are urged to obtain the best available information as to the market value of the Notes, to the extent available, and the market value of the shares of Parent common stock before making a decision whether to surrender their Notes for purchase.

Comparison of Alternatives. See pages 9-10 for a comparison of the estimated value of: (1) the Purchase Right, if your Notes are purchased by the Company pursuant to the Purchase Right; (2) the Make-Whole Conversion Right, if you convert your Notes during the Make-Whole Conversion Period; and (3) the market value of the Notes, if you choose to retain your Notes.

You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own independent decision as to whether or not to tender your Notes pursuant to the Purchase Right or to convert your Notes pursuant to the Make-Whole Conversion Right and, if so, the amount of your Notes to tender or convert. None of the Company, Parent, their respective Boards of Directors, their respective employees, advisors or representatives, the Information Agent and Tender Agent, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Purchase Right, or to exercise or refrain from exercising the Make-Whole Conversion Right.

Notes surrendered for purchase pursuant to the Purchase Right may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Expiration Date.

The Trustee has informed the Company that, as of the date of this Notice, all Notes are held through accounts with The Depository Trust Company (“DTC”) in global form. Accordingly, all Notes surrendered for purchase or conversion hereunder must be delivered through the transmittal procedures of DTC. There is not a Letter of Transmittal associated with this offer.

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any state in which such offer or solicitation is unlawful pursuant to the laws of such state after a good faith effort by the Company to comply with such state laws. The information contained in this Notice is as of the date hereof. If circumstances constituting a material change to the information in this Notice occur following the date hereof, the Company will promptly disclose such material change by means of a public announcement or a supplement to this Notice that will be distributed to the holders of the Notes and, if required by law, will extend the Expiration Date.

-i-

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right of each Holder (i) to require the Company to purchase its Notes, (ii) to convert its Notes at the Make-Whole Conversion Rate during the Make-Whole Conversion Period and/or (iii) to retain its Notes, in each case, pursuant to the terms and conditions of the Indentures, the Notes and this Notice. We urge you to read carefully the remainder of this Notice because the information in this summary is not complete. We have included section references to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “the Company,” “we,” “our,” or “us” in this Notice are to SanDisk Corporation and its subsidiaries.

Who is offering to purchase my Notes?

SanDisk Corporation, a Delaware Corporation, is offering to purchase any and all of your Notes, at your option, on the terms and conditions set forth in this Notice. As of May 11, 2016, there were approximately $996.7 million aggregate principal amount of 2017 Notes outstanding and approximately $1.5 billion aggregate principal amount of 2020 Notes outstanding. (See Section 1.1)

Why are you offering to purchase my Notes?

As a result of the Merger, a Designated Event (as defined in the applicable Indenture) occurred on May 12, 2016 (the Effective Date), and accordingly each Holder has the Purchase Right, pursuant to Article 14 of the applicable Indenture. (See Section 1.3)

How much will you pay for my Notes and what is the form of payment?

We will pay, in cash, a purchase price equal to 100% of the principal amount of the Notes to be purchased, together with any accrued and unpaid interest to, but excluding, the date of purchase of the Notes. The Designated Event Repurchase Price is based solely on the requirements of the Indentures and the Notes and is not intended to bear any relationship to the market value of the Notes or the market value of the shares of Parent common stock into which the Notes are convertible. (See Section 2.2)

How can I determine the market value of my Notes?

The Notes are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s and Parent’s operating results, the trading price and implied volatility of the shares of Parent common stock into which the Notes are convertible and the market for similar Notes. Holders are urged to obtain current market quotations for the Notes, to the extent such current market quotations are available, prior to making any decision with respect to the Purchase Right. (See Section 2.4)

When does the Purchase Right expire?

The Purchase Right expires at 11:59 p.m., New York City time, on the Expiration Date, which is June 9, 2016. We will not extend the period that Holders have to exercise the Purchase Right unless required by applicable law. (See Section 2.1)

If I tender my Notes, when will I receive payment for them?

We will accept for payment all validly surrendered Notes promptly upon expiration of the Purchase Right. We will deposit with the Information Agent and Tender Agent, on or prior to 11:00 a.m., New York City time, on the Designated Event Repurchase Date, which is June 10, 2016 (subject to extension to comply with applicable law), an amount of money sufficient to purchase all of the Notes to be purchased at the Designated Event Repurchase Price. The Information Agent and Tender Agent will then pay the money to DTC, as the sole record holder of Notes, following the later of (x) the Designated Event Repurchase Date and (y) the time of book-entry transfer of the accepted Notes to the account of the Information Agent and Tender Agent at DTC. (See Section 5)

What are the conditions to your purchase of the Notes?

Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Notice be satisfied. (See Section 2.1)

What is the Make-Whole Conversion Right with respect to my Notes?

The Merger constituted a Fundamental Change. The conversion rate for Notes converted “in connection” with the Fundamental Change will be:

•	with respect to the 2017 Notes, 20.8004 units of Reference Property, corresponding to 4.9651 shares of Parent common stock and $1,404.03, per $1,000 principal amount of 2017 Notes; and

•	with respect to the 2020 Notes, 13.7726 units of Reference Property, corresponding to 3.2875 shares of Parent common stock and $929.65, per $1,000 principal amount of 2020 Notes.

A conversion of Notes will be deemed to be “in connection with” the Fundamental Change if the relevant notice of conversion is received by the Conversion Agent (as defined herein) during the period from, and including March 8, 2016 until the Designated Event Repurchase Date.

If a holder does not convert its Notes during the Make-Whole Conversion Period and thus does not convert its Notes “in connection with” the Fundamental Change, the conversion rate for the Notes will be:

•	with respect to the 2017 Notes, 19.7302 units of Reference Property, corresponding to 4.7096 shares of Parent common stock and $1,331.79, per $1,000 principal amount of 2017 Notes in accordance with, and subject to adjustment pursuant to, the terms of the 2017 Indenture; and

•	with respect to the 2020 Notes, 10.9006 units of Reference Property, corresponding to 2.6020 shares of Parent common stock and $735.79, per $1,000 principal amount of 2020 Notes in accordance with, and subject to adjustment pursuant to, the terms of the 2020 Indenture.

Settlement of any conversions will be on a net share basis, as described under “Important Information Concerning The Purchase Right And Make-Whole Conversion Right—Make-Whole Conversion Right.”

If I exercise my Purchase Right or my Make-Whole Conversion Right, may I change my mind?

While an exercise of your Purchase Right may be withdrawn at any time prior to 11:59 p.m., New York City time on the Expiration Date, an exercise of your Make-Whole Conversion Right is irrevocable. (See Section 2.3)

What are my rights if I retain my Notes?

If you do not surrender your Notes pursuant to the Purchase Right and do not convert your Notes pursuant to the Make-Whole Conversion Right, you may retain your Notes pursuant to their terms through maturity, or otherwise transfer or convert such Notes pursuant to their terms. Moreover, you will retain the right to convert your Notes for cash and shares of Parent common stock at the applicable Conversion Rate, in accordance with the terms of the Notes and subject to any applicable anti-dilution adjustments. You will also retain the right to receive interest payments on the Notes pursuant to the terms of the Indentures and the Notes. The Notes will be repaid on the maturity date at the principal amount thereof, plus accrued but unpaid interest to but excluding the maturity date. (See Section 2.3)

Is the Board of Directors making any recommendation as to the Purchase Right or the Make-Whole Conversion Right?

None of the Company, Parent, their respective Boards of Directors, their respective employees, advisors or representatives, the Information Agent and Tender Agent, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Purchase Right or to exercise or refrain from exercising the Make-Whole Conversion Right. You must make your own independent decision as to whether or not to exercise your Purchase Right or to exercise your Make-Whole Conversion Right and, if so, the principal amount of your Notes to tender or convert. The Purchase Right, and our offer to purchase Notes as described in this Notice, is based solely on the contractual requirements of the Indentures and the Notes.

How do I tender my Notes for purchase?

To tender your Notes for purchase pursuant to the Purchase Right, you must deliver the Notes to the Information Agent and Tender Agent through the transmittal procedures of DTC on or after the date of this Notice, but no later than 11:59 p.m., New York City time, on the Expiration Date.

•	If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to tender your Notes and instruct that nominee to tender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should tender your Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary transmittal procedures prior to 11:59 p.m., New York City time, on the Expiration Date.

By surrendering, or instructing your nominee to surrender, your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Purchase Right set forth in this Notice. (See Section 3.1)

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for purchase at any time until 11:59 p.m., New York City time, on June 9, 2016, which is also the Expiration Date. (See Section 4)

How do I withdraw previously tendered Notes?

To withdraw all or a portion of previously tendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 11:59 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the necessary procedures prior to 11:59 p.m., New York City time, on the Expiration Date. (See Section 4)

If I want to convert my Notes, what should I do?

If you want to exercise the Make-Whole Conversion Right, you must (i) cause to be completed the appropriate instruction form for exchange pursuant to DTC’s book-entry exchange program, (ii) furnish any required endorsements and transfer documents, (iii) pay transfer taxes if required pursuant to the applicable Indenture, and (iv) inform the Trustee or Conversion Agent of the conversion in accordance with customary practice of DTC. Please direct any questions or requests for assistance in connection with the mechanics for the surrender of Notes for exchange to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice. (See Section 2.3)

Do I need to do anything if I do not wish to tender my Notes for purchase?

No. If you do not tender your Notes by 11:59 p.m., New York City time, on the Expiration Date, we will not purchase your Notes and your Notes will remain outstanding and continue to be subject to the existing terms of the applicable Indenture and the Notes.

If I choose to tender my Notes for purchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to tender a portion of your Notes for purchase, however, you must tender Notes in an aggregate principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. (See Section 3)

If I choose to tender my Notes for purchase, when will interest cease to accrue on them?

Interest on Notes tendered pursuant to the Purchase Right will cease to accrue as of the end of the day immediately preceding the Designated Event Repurchase Date, provided that we have not defaulted in making payment of the Designated Event Repurchase Price on that date. (See Section 2.5)

Do I have to pay a commission if I tender my Notes for purchase?

You will not be required to pay any commission to us, DTC or the Information Agent and Tender Agent in connection with exercising the Purchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase.

What are the U.S. federal income tax consequences of exercising the Purchase Right?

The receipt of cash or Parent common stock in exchange for Notes pursuant to exercise of the Purchase Right or Make-Whole Conversion Right generally will be a taxable transaction for U.S. federal income tax purposes, resulting in taxable gain or loss to you. You should consult with your tax advisor regarding the specific tax consequences to you. For a discussion of certain U.S. federal income tax consequences applicable to beneficial owners of Notes that have their Notes purchased pursuant to the Purchase Right or Make-Whole Conversion Right, see “Certain United States Federal Income Tax Consequences.” (See Section 11)

Who is the Conversion Agent?

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indentures, is also serving as the Conversion Agent in connection with the transactions contemplated by the Make-Whole Conversion Right, and may be contacted at the address and telephone number set forth on the cover of this Notice.

Who is the Information Agent and Tender Agent?

Global Bondholder Services Corporation is serving as Information Agent and Tender Agent in connection with the transactions contemplated by the Purchase Right.

Whom can I talk to if I have questions about the Purchase Right?

Questions and requests for assistance in connection with the mechanics for the tender of Notes for purchase pursuant to the Purchase Right may be directed to the Information Agent and Tender Agent at the address and telephone number set forth on the cover of this Notice.

Whom can I talk to if I have questions about converting my Notes into Reference Property?

Questions and requests for assistance in connection with the mechanics for the conversion of Notes may be directed to the Conversion Agent at the address and telephone number set forth on the cover of this Notice.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Notice, including the information and other documents incorporated by reference into this Notice, contains or incorporates by reference or may contain or may incorporate by reference forward-looking statements. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to future prospects, developments and business strategies. Words such as “will”, “continue”, potential”, “forecast”, “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should” and similar terms and phrases, including references to assumptions, are used to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting Western Digital and SanDisk and are subject to uncertainties and factors relating to their respective operations and business environment, all of which are difficult to predict and many of which are beyond their control, that could cause their actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

The forward-looking statements involve certain risks and uncertainties. The ability of either Western Digital or SanDisk to predict results or actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed in the filings of each of Western Digital and SanDisk that are incorporated herein by reference (including under those discussed under the heading “Risk Factors” in those documents), including the following:

•	fluctuations in the stock price of Western Digital;

•	uncertainty of the expected financial performance of Western Digital following completion of the Merger, which may differ significantly from the pro forma financial data and financial projections contained in the documents incorporated by reference;

•	the outcome of pending or potential litigation or governmental investigations;

•	the risk that the businesses of Western Digital and SanDisk will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, including any restrictions, limitations, costs, divestitures or other conditions imposed by regulatory agencies;

•	Western Digital’s ability to achieve the synergies contemplated by the proposed transaction within the expected time frame;

•	disruptions resulting from the Merger making it more difficult for Western Digital and SanDisk to maintain relationships with their respective customers, employees, suppliers and strategic partners, including Toshiba;

•	the combined company’s high debt levels and ability to service its debt obligations in accordance with their terms, or the ability to make required investments in capacity, technology or other areas of the business;

•	adverse effects on Western Digital’s stock price resulting from the completion of the Merger;

•	competitive responses to the Merger;

•	unexpected costs, liabilities, charges or expenses resulting from the Merger;

•	the inability to obtain, renew or modify permits in a timely manner, or comply with government regulations;

•	the inability to retain key personnel of SanDisk or of Western Digital;

•	changes in laws and regulations or interpretations or applications thereof;

•	general economic or industry-specific conditions that are less favorable than expected; and

•	competition in the industry.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results might differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this Notice or the date of any document incorporated by reference in this Notice. Except to the extent required by applicable law or regulation, Western Digital and SanDisk undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this Notice or to reflect the occurrence of unanticipated events.

IMPORTANT INFORMATION CONCERNING THE PURCHASE RIGHT AND MAKE-WHOLE CONVERSION RIGHT

1.	Information Concerning the Company.

1.1	The Company.

SanDisk is a global leader in NAND flash storage solutions. SanDisk sells its products globally to commercial and retail customers. SanDisk designs, develops and manufactures data storage solutions in a variety of form factors using flash memory, controller, firmware and software technologies. SanDisk’s solutions include client solid state drives (“SSDs”), enterprise SSDs and solutions, embedded products, removable cards, universal serial bus drives, wireless media drives, digital media players, and wafers and components. SanDisk’s SSD products are used in both client computing platforms and enterprise data centers and provide high-speed, high-capacity storage solutions that can be used in lieu of hard disk drives. SanDisk’s embedded flash products are used in mobile phones, tablets, notebooks, computing platforms, imaging devices, and many other products. SanDisk’s removable cards are used in a wide range of applications such as mobile phones, tablets, digital cameras, gaming devices, personal computers, automobiles and many other products. SanDisk common stock was traded on Nasdaq under the symbol “SNDK.” Following the Merger, SanDisk common stock has been delisted from Nasdaq.

SanDisk is a wholly owned indirect subsidiary of Western Digital and is incorporated under the laws of the State of Delaware. The address of SanDisk’s principal executive office is 951 SanDisk Drive, Milpitas, California 95035, and its telephone number is (408) 801-1000.

1.2	Western Digital.

Western Digital is a leading developer, manufacturer and provider of data storage solutions that enable consumers, businesses, governments and other organizations to create, manage, experience and preserve digital content. Western Digital’s product portfolio includes hard disk drives, SSDs, direct attached storage solutions, personal cloud network attached storage solutions, and public and private cloud data center storage solutions. HDDs are Western Digital’s principal products and are today’s primary storage medium for the vast majority of digital content, with the use of solid-state storage products growing rapidly. Western Digital’s products are marketed under the Hitachi Global Storage Technologies Holdings Pte. Ltd. and WD product brand names.

Western Digital is a Delaware Corporation. The principal executive office of Western Digital is located at 3355 Michelson Drive, Suite 100, Irvine, California 92612 and its telephone number is (949) 672-2000.

1.3	The Merger and the Supplemental Indentures.

On October 21, 2015, the Company entered into the Agreement and Plan of Merger by and among the Company, Western Digital, Western Digital Technologies, Inc. (“WDT”), a wholly owned subsidiary of Western Digital, and Schrader Acquisition Corporation, a direct wholly owned subsidiary of WDT. On May 12, 2016, Schrader Acquisition Corporation merged with and into the Company, with the Company surviving as a direct wholly owned subsidiary of Western Digital. At the effective time of the Merger, each outstanding share of Company common stock was converted into the right to receive 0.23870 shares of Parent common stock and $67.50. As the Merger constituted a “Designated Event” under each of the Indentures, each Holder has the Purchase Right described herein, pursuant to Article 14 of the applicable Indenture.

In connection with the Merger, the Company, Parent and the Trustee executed the First Supplemental Indenture to the 2017 Indenture and the First Supplemental Indenture to the 2020 Indenture, both dated as of May 12, 2016 (the “Supplemental Indentures”). The Supplemental Indentures provided for Western Digital to become a co-obligor on the Notes and a change in the right to convert the Notes resulting from the Merger. In accordance with Section 1.2 of the applicable Supplemental Indenture, from and after the effective time of the Merger, the right of the Holders to convert each $1,000 principal amount of Notes on the basis of Company common stock in accordance with the terms of the Indentures changed to a right of such Holders to convert each $1,000 principal amount of Notes on the basis of the “Reference Property” (i.e., the merger consideration), at the conversion rate applicable to the conversion of such Notes, in accordance with the terms and conditions of the applicable Indenture. The provisions of the applicable Indenture, as modified by the applicable Supplemental Indenture, will continue to apply, mutatis mutandis, to the Holders’ right to convert each $1,000 principal amount of Notes on the basis of the Reference Property.

Settlement of any conversions will be on a net share basis, as described under “Important Information Concerning The Purchase Right And Make-Whole Conversion Right—Make-Whole Conversion Right.”

The foregoing summary of the Supplemental Indentures is qualified by the full text of the Supplemental Indentures, which have been filed as an exhibit to the Company’s Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (“SEC”) on May 12, 2016 and incorporated herein by reference. See Section 12.

2.	Information Concerning the Notes.

The 2017 Notes were issued pursuant to the 2017 Indenture between Company and the Trustee. The 2020 Notes were issued pursuant to the 2020 Indenture between Company and the Trustee. The Supplemental Indentures provided for Western Digital to become a co-obligor on the Notes and a change in the right to convert the Notes resulting from the Merger.

The 2017 Notes mature on August 15, 2017. Approximately $996.7 million of aggregate principal amount of 2017 Notes are outstanding. The 2020 Notes mature on October 15, 2020. Approximately $1.5 billion of aggregate principal amount of 2020 Notes are outstanding.

We have appointed the Information Agent and Tender Agent connection with the Purchase Right. The Trustee serves as the Conversion Agent in connection with the Make-Whole Conversion Right.

2.1	The Company’s Obligation to Purchase the Notes.

Pursuant to the terms of the Notes and the Indentures, upon the occurrence of the Merger which constituted a Designated Event, we became obligated to purchase, at the Designated Event Repurchase Price, all Notes validly tendered for purchase by Holders pursuant to the Purchase Right. The Designated Event Repurchase Price for the Notes is payable in cash, and is equal to 100% of the principal amount thereof, plus accrued and unpaid interest to but excluding the Designated Event Repurchase Date. The Indentures require that the Designated Event Repurchase Date be a date chosen by the Company that is not less than 20 and no more than 35 calendar days after the date of the Company’s notice to Holders that a Designated Event has occurred and of the Purchase Right. This Notice, which constitutes a “Designated Event Company Notice” pursuant to Article 14 of each of the Indentures, is first being delivered to Holders on May 12, 2016.

The Purchase Right will expire at 11:59 p.m., New York City time, on June 9, 2016. We do not intend to extend the period that holders have to exercise their Purchase Right unless required to do so by applicable law. Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Notice be satisfied.

There is no financing condition in connection with the Company’s obligation to consummate the Purchase Right.

2.2	Purchase Price.

Pursuant to the terms of the Indentures and the Notes, the purchase price to be paid by us for the Notes pursuant to the Purchase Right is 100% of the principal amount of the Notes validly surrendered for purchase, plus any accrued and unpaid interest to, but excluding, June 10, 2016 which is the Designated Event Repurchase Date. The Designated Event Repurchase Price will be approximately $1,004.79 per $1,000 in principal amount of 2017 Notes and will be approximately $1,000.76 per $1,000 in principal amount of 2020 Notes, assuming the Designated Event Repurchase Date is not extended. The Designated Event Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase, and not validly withdrawn, prior to 11:59 p.m., New York City time, on the Expiration Date. Interest on those Notes will cease to accrue as of the end of the day immediately preceding the Designated Event Repurchase Date. Notes surrendered for purchase will be accepted only in principal amounts equal to $2,000 or an integral multiple of $1,000 in excess thereof. Delivery of the Notes by book-entry transfer to the account maintained by the Information Agent and Tender Agent with DTC is a condition to the payment of the Designated Event Repurchase Price to the Holder of such Notes.

The Designated Event Repurchase Price is based solely on the requirements of the Indentures and the Notes and bears no relationship to the market value of the Notes or the value of the merger consideration. In fact, the market value of the both the 2017 Notes and the 2020 Notes, as of 4:00 p.m., New York City time, on May 11, 2016, as reported on the trade reporting and compliance engine (“TRACE”), was greater than the Designated Event Repurchase Price. We cannot assure you as to your ability to sell your Notes or the price at which you would be able to sell such Notes. Holders are urged to obtain the best available information as to the market value of the Notes, to the extent available, and the market value of the shares of Parent common stock before making a decision whether to surrender their Notes for purchase. Settlement of any conversions will be on a net share basis, as described under “Important Information Concerning The Purchase Right And Make-Whole Conversion Right—Make-Whole Conversion Right.” Assuming the market price of Western Digital common stock is $36.74 (its closing price as reported on Nasdaq on May 11, 2016) throughout the observation period during which the conversion consideration will be calculated following Holders’ elections to convert, then the consideration received by Holders would be, with respect to the 2017 Notes, 1.8360 shares of Parent common stock and $1,519.00 per $1,000 principal amount of 2017 Notes, and with respect to the 2020 Notes, 0.1580 shares of Parent common stock and $1,044.60 per $1,000 principal amount of 2020 Notes. Cash will be paid in lieu of any fractional shares of Parent common stock included in the consideration received by converting Holders.

None of the Company, Parent or either of their respective Board of Directors, employees, advisors or representatives, the Information Agent and Tender Agent, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase pursuant to the Purchase Right or to exercise the Make-Whole Conversion Right. Each Holder must make its own decision as to whether to surrender Notes for purchase, exercise its Make-Whole Conversion Right or retain its Notes, based on such Holder’s assessment of the market value of the Notes, the value of the shares of Parent common stock into which the Notes are convertible and other relevant factors.

2.3	Make-Whole Conversion Right.

Because the Merger constituted a Make-Whole Fundamental Change under each Indenture, Holders may elect to convert their Notes, during the period from, and including, March 8, 2016 to, and including, June 9, 2016, into cash and shares of Parent common stock at the applicable Make-Whole Conversion Rate. The conversion rate of the Notes will revert from the Make-Whole Conversion Rate to the Conversion Rate after June 9, 2016, the day immediately prior to the Designated Event Repurchase Date.

Because all Notes are held of record by DTC, in order to convert Notes into cash and shares of Parent common stock, a Holder must (i) cause to be completed the appropriate instruction form for exchange pursuant to DTC’s book-entry exchange program, (ii) furnish any required endorsements and transfer documents, (iii) pay transfer taxes if required pursuant to the Indentures, and (iv) inform the Conversion Agent of the conversion in accordance with customary practice of DTC.

If you wish to convert your Notes, you should not surrender your Notes pursuant to the Purchase Right.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EITHER (I) SURRENDER YOUR NOTES FOR PURCHASE PURSUANT TO THE PURCHASE RIGHT OR (II) CONVERT YOUR NOTES PURSUANT TO THE MAKE-WHOLE CONVERSION RIGHT DESCRIBED HEREIN. YOU MAY DECIDE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold a Note in the principal amount of $1,000.00, you may choose to:

•	Surrender the Note for Cash: If you exercise the Purchase Right prior to the Expiration Date, you will receive $1,000.00 in cash plus accrued but unpaid interest to, but excluding, the Designated Event Repurchase Date. Assuming the Designated Event Repurchase Date is June 10, 2016 the Designated Event Repurchase Price will be $1,004.79 for the 2017 Notes and $1,000.76 for the 2020 Notes.

The market value of the both the 2017 Notes and the 2020 Notes, as of 4:00 p.m., New York City time, on May 11, 2016, as reported on the trade reporting and compliance engine (“TRACE”), was greater than the Designated Event Repurchase Price. We cannot assure you as to your ability to sell your Notes or the price at which you would be able to sell such Notes. Holders are urged to obtain the best available information as to the market value of the Notes, to the extent available, and the market value of the shares of Parent common stock before making a decision whether to surrender their Notes for purchase.

•	Convert the Note at the Make-Whole Conversion Rate: If you exercise your Make-Whole Conversion Right during the Make-

Whole Conversion Period, the conversion rate will be:

•	with respect to the 2017 Notes, 20.8004 units of Reference Property, corresponding to 4.9651 shares of Parent common stock and $1,404.03, per $1,000 principal amount of 2017 Notes; and

•	with respect to the 2020 Notes, 13.7726 units of Reference Property, corresponding to 3.2875 shares of Parent common stock and $929.65, per $1,000 principal amount of 2020 Notes.

Conversions of the Notes are subject to net share settlement. That means that upon conversion, a Holder would receive the sum of the following for each trading day in a 20 trading day observation period that (except in the case of conversions during the 25 scheduled trading days immediately preceding maturity) begins on, and includes, the second trading day after the Holder gives notice of conversion: (i) cash equal to 1/20th of the lesser of the principal amount of the Note or the conversion value of the Note, and (ii) if the conversion value exceeds the principal amount of the Note, units of Reference Property with a value equal to 1/20th of such excess. Cash will be paid in lieu of any fractional shares of Parent common stock included in the consideration received by converting Holders. The “conversion value” is the value of a number of units of Reference Property equal to the conversion rate for the Convertible Notes of the relevant series, determined as described in the indenture for the applicable series of Convertible Notes, valuing Parent common stock included in the Reference Property using the volume-weighted average price of Parent common stock on the relevant day.

Assuming the market price of Western Digital common stock is $36.74 (its closing price as reported on Nasdaq on May 11, 2016) throughout the observation period during which the conversion consideration will be calculated following Holders’ elections to convert, then the consideration received by Holders would be, with respect to the 2017 Notes, 1.8360 shares of Parent common stock and $1,519.00 per $1,000 principal amount of 2017 Notes, and with respect to the 2020 Notes, 0.1580 shares of Parent common stock and $1,044.60 per $1,000 principal amount of 2020 Notes.

•	Retain the Note: You may choose to continue holding your Note or otherwise transfer or exchange it in the ordinary course. You will retain the right to receive interest payments on the Notes pursuant to the terms of the applicable Indenture and the Notes and the right to convert the Notes in accordance with the terms of the applicable Indenture. The 2017 Notes mature on August 15, 2017. The 2020 Notes mature on October 15, 2020.

If a holder does not convert its Notes during the Make-Whole Conversion Period and thus does not convert its Notes “in connection with” the Fundamental Change, the conversion rate of the Notes will be:

•	with respect to the 2017 Notes, 19.7302 units of Reference Property, corresponding to 4.7096 shares of Parent common stock and $1,331.79, per $1,000 principal amount of 2017 Notes in accordance with, and subject to adjustment pursuant to, the terms of the 2017 Indenture; and

•	with respect to the 2020 Notes, 10.9006 units of Reference Property, corresponding to 2.6020 shares of Parent common stock and $735.79, per $1,000 principal amount of 2020 Notes in accordance with, and subject to adjustment pursuant to, the terms of the 2020 Indenture.

Settlement of any conversions will be on a net share basis, as described above.

2.4	Market for the Notes and the Shares of Parent Common Stock.

Notes. The Notes are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s and Parent’s operating results, the market price and implied volatility of the shares of Parent common stock into which the Notes are convertible and the market for similar Notes. Following the expiration of the Purchase Right, we expect that Notes not purchased under the Purchase Right will continue to be traded over-the-counter. However, the trading market for the Notes may be more limited. We expect that any correlation between the trading price of the Notes and Parent common stock may be less significant than any past correlation between the trading price of the Notes and SanDisk common stock because a significant portion of the Reference Property is comprised of cash. As of May 11, 2016, there were approximately $996.7 million aggregate principal amount of 2017 Notes outstanding and approximately $1.5 billion aggregate principal amount of 2020 Notes outstanding. Cede & Co., as nominee of DTC, was the sole record Holder of the Notes.

Western Digital Shares. The Notes are currently convertible into shares of Parent common stock and cash, as described in Section 2.3 of this Notice. The following table sets forth, for the Parent fiscal quarters indicated, the high and low sales prices of the shares of Parent common stock as reported on Nasdaq.

	First	Second	Third	Fourth
2016
High	$88.46	$86.39	$60.97	$47.58 (through May 11, 2016)
Low	$67.87	$57.94	$38.64	$36.21 (through May 11, 2016)
2015
High	$103.51	$114.69	$113.88	$102.07
Low	$91.99	$82.85	$89.82	$78.27
2014
High	$70.61	$84.70	$91.10	$95.00
Low	$59.36	$62.00	$80.84	$80.78

On May 11, 2016 the closing sale price of Parent common stock as reported on Nasdaq was $36.74 per share.

We urge you to obtain current market information for the Notes, to the extent available, and the shares of Parent common stock before making any decision to surrender your Notes pursuant to the Purchase Right or to convert your Notes pursuant to the Make-Whole Conversion Right.

2.5	Interest.

The Notes that remain outstanding after consummation of the Purchase Right will continue to accrue interest until they mature, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or exchanged. Interest on outstanding 2017 Notes is paid on February 15 and August 15 of each year to record Holders of the 2017 Notes as of the preceding February 1 and August 1 as applicable. The 2017 Notes bear interest on the principal amount at an annual interest rate of 1.500%. Interest on outstanding 2020 Notes is paid on April 15 and October 15 of each year to record Holders of the 2020 Notes as of the preceding April 1 and October 1 as applicable. The 2020 Notes bear interest on the principal amount at an annual interest rate of 0.500%.

Holders who validly surrender, and do not validly withdraw, their Notes in connection with the Purchase Right will be entitled to receive accrued cash interest payable on their Notes to, but excluding, the Designated Event Repurchase Date, in an amount equal to the following computation multiplied by each $1,000 of principal amount of Notes surrendered for purchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last Interest Payment Date (as defined in the applicable Indenture) to, but excluding, the Designated Event Repurchase Date, divided by 360. The Company estimates that the accrued interest payable on the Notes will be approximately $4.79 per $1,000 principal amount of 2017 Notes and $0.76 per $1,000 principal amount of 2020 Notes validly surrendered for purchase, and not validly withdrawn, based on the expected Designated Event Repurchase Date of June 10, 2016.

Holders converting the Notes will not receive a cash payment for accrued and unpaid interest.

3.	Procedures to Be Followed by Holders Electing to Surrender Notes for Purchase.

Holders will be entitled to receive the Designated Event Repurchase Price for their Notes only if they validly surrender, and do not validly withdraw, their Notes for repurchase before 11:59 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must have a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. The minimum denomination for the Notes is $2,000. Holders will not be able to tender less than all of their Notes if such tender would result in their owning less than the minimum denomination of the relevant series of Notes. If Holders do not validly surrender their Notes before 11:59 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding and subject to the existing terms of the Notes and the applicable Indenture.

3.1	Delivery of Notes.

The Trustee has informed the Company that, as of the date of this Notice, all Notes are held through DTC accounts in global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through ATOP. Delivery of Notes via ATOP will satisfy the Holder’s delivery requirements pursuant to the terms of the Indentures. The method of delivery of Notes, and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below prior to 11:59 p.m., New York City time, on the Expiration Date.

A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Notes by:

•	delivering to the Information Agent and Tender Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Notes prior to 11:59 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting such Holder’s acceptance through DTC’s ATOP, subject to the terms and procedures of that system prior to 11:59 p.m., New York City time, on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Information Agent and Tender Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of an agreement to be bound by the terms of the Purchase Right, including those set forth in Section 3.2 below.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to 11:59 p.m., New York City time, on the Expiration Date.

3.2	Agreement to be Bound by the Terms of the Purchase Right.

By surrendering, or instructing your nominee to surrender, your Notes for purchase through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Notes shall be purchased as of the Designated Event Repurchase Date pursuant to the terms and conditions set forth in this Notice;

•	such Holder agrees to all of the terms of this Notice and acknowledges that it provides the notice required pursuant to the applicable Indenture with respect to the Designated Event;

•	upon the terms and subject to the conditions set forth in this Notice, the applicable Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges the Company, the Information Agent and Tender Agent, the Trustee, the Paying Agent and the Conversion Agent and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any repurchase or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Information Agent and Tender Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes (with full knowledge that the Information Agent and Tender Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Information Agent and Tender Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Designated Event Repurchase Price), all in accordance with the terms set forth in this Notice;

•	such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Information Agent and Tender Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	surrenders of Notes pursuant to the Purchase Right may be withdrawn through DTC in accordance with the withdrawal procedures of DTC if there is sufficient time to allow DTC to withdraw those Notes prior to 11:59 p.m., New York City time, on the Expiration Date;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Purchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Information Agent and Tender Agent, until receipt by the Information Agent and Tender Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any surrender of Notes for purchase pursuant to the procedures described in this Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, which determination shall be final and binding on all parties.

4.	Right of Withdrawal.

Notes surrendered for purchase may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Expiration Date. In order to withdraw previously surrendered Notes, a Holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 11:59 p.m., New York City time, on the Expiration Date.

Previously surrendered Notes that are validly withdrawn may be validly resurrendered for purchase by following the surrender procedures described in Section 3 above. Notes surrendered for purchase pursuant to the Purchase Right may not be converted pursuant to the Make-Whole Conversion Right unless such Notes are first withdrawn on or prior to the Expiration Date. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Notes surrendered for purchase cannot be converted unless they are withdrawn prior to 11:59 p.m., New York City time, on the Expiration Date.

5.	Payment for Surrendered Notes; Source and Amount of Funds.

We will deposit with the Information Agent and Tender Agent, prior to 11:00 a.m., New York City time, on the Designated Event Repurchase Date, subject to extension to comply with applicable law, an amount of money sufficient to pay the Designated Event Repurchase Price of all of the Notes or portions thereof that are to be purchased. The Information Agent and Tender Agent will then, following the later of (x) the Designated Event Repurchase Date and (y) the time of book-entry transfer or delivery of the applicable Notes to the Information Agent and Tender Agent by the Holder thereof, distribute the money to DTC, the sole record Holder of Notes. DTC will thereafter distribute the money to its participants in accordance with its procedures.

The total amount of funds required by us to purchase all of the Notes pursuant to the Purchase Right is $2,502,620,682.71 (assuming all of the Notes are validly surrendered for purchase and accepted for payment). To pay for any Notes surrendered pursuant to the Purchase Right, we intend to use cash on hand and/or funds received from affiliates.

6.	Notes Acquired or Converted.

Any Notes purchased by us pursuant to the Purchase Right or converted by Holders pursuant to the Make-Whole Conversion Right will be cancelled by the Trustee, pursuant to the terms of the Indentures.

7.	Plans or Proposals of the Company.

Parent expects to undertake an organizational restructuring shortly after the closing of the Merger. The organizational restructuring is expected to relocate the Company’s intellectual property offshore where it will be used, and is expected to enable the combined company to align the Company’s structure with the Western Digital structure. We expect that aligning the structures will (a) facilitate the integration of the Company’s and Parent’s non-U.S. operations, including the supply chains and workforces, and (b) allow the Company to achieve tax results that are similar to Parent’s tax results. As part of that organizational restructuring, assets of and equity interests in certain subsidiaries of Parent, including those of certain entities acquired by Parent in the Merger, will be transferred to other subsidiaries of Parent. The current board of directors and officers of the Company are entirely comprised of officers of Parent. As part of the organizational restructuring, they may be replaced by other officers of Parent.

As a result of the closing of the Merger, SanDisk’s common equity is being delisted from Nasdaq and has become eligible for termination of registration under Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and SanDisk’s obligation to file reports under Section 15(d) of the Exchange Act has been suspended.

Except as noted in this Notice and in the documents incorporated by reference herein, the Company currently has no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes.

Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	the Company will not purchase any Notes from such persons; and

•	during the 60 days preceding the date of this Notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company is attached to this Notice as Annex A.

9.	Agreements Involving the Company’s Notes.

Except as described in this Notice (including the documents included incorporated by reference), none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Purchase Right or with respect to any of the Notes, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the Notes, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10.	Purchases of Notes by the Company and Its Affiliates.

Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Purchase Right or a conversion, call or redemption of the Notes in accordance with its terms and conditions, from the date of this Notice until at least the tenth (10th) business day after the Designated Event Repurchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Designated Event Repurchase Price. Any decision to purchase Notes after the Designated Event Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Purchase Right, the market price of Parent common stock, the business and financial position of Parent and the Company and general economic and market conditions.

11.	Certain United States Federal Income Tax Consequences.

The following summary describes certain United States federal income tax consequences of the decision of whether to exercise the Purchase Right or the Make-Whole Conversion Right and, to the limited extent indicated below, of the execution of the Supplemental Indentures.

This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular beneficial owner of a Note in light of its particular circumstances, or to certain types of beneficial owners subject to special treatment under United States federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, persons holding Notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities, commodities or currencies, traders that elect to mark-to-market their securities, United States expatriates or former long-term residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid United States federal income tax, tax-qualified retirement plans, partnerships or partners therein). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any United States tax considerations (e.g., estate or gift tax) other than United States federal income tax considerations that may be applicable to particular beneficial owners. Furthermore, this summary assumes that beneficial owners of the Notes beneficially own such Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

For the purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is an individual citizen or resident of the United States, a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States, or otherwise subject to U.S. tax on a net income basis in respect of the Note. A “Non-U.S. Holder” is a beneficial owner of a Note that is not a U.S. Holder. This summary does not discuss all aspects of United States federal income taxation that may be relevant to particular Holders or beneficial owners in light of their particular circumstances. Holders and beneficial owners are urged to consult their tax advisors as to the particular tax consequences to them of exercising their Purchase Right or their Make-Whole Conversion Right, including the effect of any federal, state, local, foreign and other tax laws.

Tax Considerations for U.S. Holders

Execution of the Supplemental Indentures

The Company intends to take the position that the execution of the Supplemental Indentures (as discussed in Section 1.3) resulted in a deemed exchange of the Notes for United States federal income tax purposes. If that position is correct, then on the date of such execution, a U.S. Holder will have been deemed to exchange its Notes (the “Old Notes”) for a new debt instrument (the “New Notes”), and will have recognized gain or loss measured by the difference between (i) the “issue price” of the U.S. Holder’s New Notes; and (ii) such Holder’s adjusted tax basis in the Old Notes. For a discussion of how to determine adjusted basis, see the next section.

The issue price of a U.S. Holder’s Notes will turn on whether the Old Notes are “traded on an established market”, or the New Notes will be “traded on an established market”, for U.S. federal income tax purposes. If either the Old Notes are, or the New Notes will be, so traded, then the issue price of the New Notes will be equal to the fair market value of the Notes on the date of execution. If either the Company or Parent determines that the Old Notes or New Notes are considered to “traded on an established market”, then the Company or Parent is required to make this determination, along with its determination of the fair market value of the Notes, available to Holders within 90 days of the execution of the Supplemental Indenture. The Company currently intends to do so on its website.

Holders are encouraged to consult their tax advisors regarding the consequences of the execution of the applicable Supplemental Indenture.

Exercise of the Purchase Right or Make-Whole Conversion Right

A U.S. Holder will generally recognize capital gain or loss, on an exercise of the Purchase Right or Make-Whole Conversion Right with respect to a Note, measured by the difference between (i) the amount of cash or the fair market value of Parent common stock received for the Note (except to the extent such cash or shares are attributable to accrued but unpaid interest, which will be treated as such) and (ii) such U.S. Holder’s adjusted tax basis in the Note. Except as noted below with respect to market discount, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of the conversion. Long-term capital gains of non-corporate holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The basis of any shares of Parent common stock received will generally be equal to the fair market value of such stock on the date of the exercise of the Make-Whole Conversion Right, and the holding period of such stock will not include the holding period of the Notes which were exchanged for such stock.

If a U.S. Holder purchased a Note for an amount that was less than its stated redemption price at maturity (as defined in Section 1278(a)(2) of the Code), such U.S. Holder will be treated as having purchased the Note with “market discount” unless the discount is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder generally will be required to treat any gain realized on the sale, exchange, retirement or other disposition of a Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. For this purpose, market discount will be considered to accrue ratably during the period from the date of the U.S. Holder’s acquisition of the Note to the maturity date of the Note, unless the U.S. Holder made an election to accrue market discount on a constant yield basis.

U.S. Holders that Do Not Exercise Their Purchase Right or Make-Whole Conversion Right

U.S. Holders should generally not recognize gain or loss solely as a result of not exercising either the Purchase Right or Make-Whole Conversion Right.

Information Reporting and Backup Withholding

Information reporting generally will apply to any consideration (including accrued but unpaid interest) paid pursuant to the exercise of the Purchase Right or the Make-Whole Conversion Right to U.S. Holders, other than certain exempt recipients. U.S. Holders may be subject to backup withholding on payments received with respect to the Notes unless such U.S. Holder (a) falls within certain exempt categories and demonstrates this fact when required, or (b) provides a correct U.S. taxpayer identification number, certifies that such U.S. Holder is exempt from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. A U.S. Holder subject to the backup withholding rules will be allowed a credit equal to the amount withheld against such U.S. Holder’s United States federal income tax liability and, if withholding results in an overpayment of tax, such U.S. Holder may be entitled to a refund, provided that the requisite information is timely furnished to the Internal Revenue Service (“IRS”).

Tax Considerations for Non-U.S. Holders

A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on the exercise of the Purchase Right or the Make-Whole Conversion Right, including in respect of accrued interest, provided that such Non-U.S. Holder (a) does not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and is not a controlled foreign corporation related to us through stock ownership, and (b) has provided a properly completed IRS Form W-8BEN-E, or other appropriate IRS Form W-8, signed under penalties of perjury, establishing its status as a Non-U.S. Holder (or satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder), unless, in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the offer and certain other conditions are satisfied. If you provide an incorrect Taxpayer Identification Number, you may be subject to penalties imposed by the IRS.

12.	Additional Information.

On May 12, 2016 in connection with the completion of the Merger, the Company notified Nasdaq that trading in its shares of common stock should be suspended and the listing of such shares on Nasdaq should be removed. In addition, the Company requested that Nasdaq file with the SEC an application on Form 25 to delist and deregister the shares of the Company’s common stock under Section 12(b) of the Exchange Act. On May 12, 2016, Nasdaq informed the Company that it had filed the Form 25 with the SEC. On or about May 22, 2016, the Company intends to file with the SEC a Form 15 requesting that its reporting obligations under Section 13(a) and 15(d) of the Exchange Act be suspended, until which time the Company shall remain subject to the informational and reporting requirements of the Exchange Act.

In accordance with its obligations under the Exchange Act, the Company and Parent have filed annual, quarterly and current reports and proxy statements and other information with the SEC. These reports and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. These materials also may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Purchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The rules of the SEC allow us to “incorporate by reference” information into this Notice, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and Parent and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Parent’s registration statement on Form S-4 (No. 333-208517), initially filed with the SEC on December 14, 2015;

•	Parent’s Annual Report on Form 10-K for the year ended July 3, 2015 filed with the SEC on August 21, 2015;

•	Parent’s Quarterly Reports on Form 10-Q for the quarters ended October 2, 2015 filed with the SEC on November 10, 2015, January 1, 2016 filed with the SEC on February 10, 2016, and April 1, 2016 filed with the SEC on May 9, 2016;

•	portions of Parent’s Definitive Proxy Statement on Schedule 14A filed with the SEC on September 23, 2015 that are incorporated by reference into Part III of Parent’s Annual Report on Form 10-K for the year ended July 3, 2015 (excluding the section therein entitled “Compensation Discussion and Analysis” and other information described in Item 402 of Regulation S-K under the Securities Act and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-2744A); and

•	Parent’s Current Reports on Form 8-K filed with the SEC on September 30, 2015 (Items 1.01 and 3.02 only); October 19, 2015 (Item 5.02 only); October 21, 2015 (Item 8.01 only); October 26, 2015; November 5, 2015; November 12, 2015; January 19, 2016; January 22, 2016; February 4, 2016; February 23, 2016; March 15, 2016; March 30, 2016; April 5, 2016; April 14, 2016; April 29, 2016; May 4, 2016; May 10, 2016 and May 12, 2016.

Any statement contained in any document incorporated by reference into this Notice shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Notice. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Notice.

We will provide without charge to each person to whom this notice is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this notice, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents in writing or by telephone from us at the following address and telephone number: Western Digital Corporation, 3355 Michelson Drive, Suite 100, Irvine, California, 92612-5694, Tel: (949) 672-7000.

We also recommend you review all documents filed with (but not furnished to) the SEC by the Company or Parent pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Notice and prior to 11:59 p.m., New York City time, on the Expiration Date.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Notice relates does not permit “forward incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Notice, we will amend the Schedule TO accordingly.

Holders of the Notes may obtain any of the materials referred to above by requesting them in writing or by telephone from the Company at the following address:

Western Digital Corporation,

3355 Michelson Drive,

Suite 100, Irvine, California, 92612-5694,

Tel: (949) 672-7000

13.	No Solicitations.

The Company has not, directly or indirectly, employed, retained or compensated any person to make solicitations or recommendations in connection with the Purchase Right.

14.	Conflicts.

In the event of any conflict between this Notice on the one hand and the terms of the Indentures or the Notes or any applicable laws on the other hand, the terms of the Indentures or the Notes or applicable laws, as the case may be, will control.

None of the Company, Parent, their respective Boards of Directors, employees, advisors or representatives, the Information Agent and Tender Agent, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation pursuant to this Notice. Each Holder must make his or her own decision as to whether to surrender Notes for purchase, exercise the Make-Whole Conversion Right or retain the Notes, based on such Holder’s assessment of the current market value of the Notes and the value of the merger consideration into which the Notes are exchangeable and other relevant factors.

SANDISK CORPORATION

May 12, 2016

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.

Executive Officers and Directors

Name	Title

Stephen D. Milligan	Director

Michael C. Ray	President and Secretary

Hector Fernandez	Chief Financial Officer

The business address of each person set forth above is:

Western Digital Corporation

3355 Michelson Drive, Suite 100

Irvine, California 92612